                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                       ---------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                       ---------------------------------


Date of Report (Date of earliest event reported): DECEMBER 31, 1995



                           CREATIVE BIOMOLECULES, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

   DELAWARE                       0-19910                     94-2786743
   --------                       -------                     ----------
(State or other                 (Commission                 (IRS Employer
jurisdiction of                 File Number)                Identification No.)
incorporation)


                45 SOUTH STREET, HOPKINTON, MASSACHUSETTS 01748
                 -----------------------------------------------
               (Address of principal executive offices) (Zip Code)



Registrant's telephone number, including area code: (508) 435-9001
                                                    --------------

ITEM 5.  OTHER EVENTS.

         In January 1996, the Board of Directors voted to change the Registrant's fiscal year end from September 30 to December 31, effective with the three months ended December 31, 1995. A Current Report on Form 8-K reporting such change was filed with the Securities and Exchange Commission on January 26, 1996. As a result of this change, and in order to reflect on a more current basis the audited financial statements of the Registrant, the Registrant has (i) updated the discussion under "Item 6. Selected Financial Data" contained in the Registrant's Annual Report on Form 10-K, (ii) updated the discussion under "Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Registrant's Annual Report on Form 10-K, and (iii) updated the discussion under "Item 8. Financial Statements and Supplementary Data" contained in the Registrant's Annual Report on Form 10-K. This updated information is set forth below.

ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to the Company's consolidated statements of operations for the three months ended
December 31, 1995 and for each of the three years in the period ended September
30, 1995, and with respect to the consolidated balance sheets as of December 31, 1995 and September 30, 1995 and 1994, are derived from the consolidated financial statements that have been audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Form 8-K. The consolidated statement of operations data for the years ended September 30, 1992 and 1991, and the consolidated balance sheet data as of September 30, 1993, 1992 and 1991, are derived from audited consolidated financial statements not included herein. The unaudited consolidated financial data for the three months ended December 31, 1994 have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations for the period presented.
The data set forth below should be read in conjunction with "Management's
Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related Notes included herein.

                                               THREE MONTHS
                                                   ENDED
                                               DECEMBER 31,                          YEARS ENDED SEPTEMBER 30,
                                         ----------------------   ----------------------------------------------------------
                                            1995(1)     1994         1995         1994        1993        1992       1991
                                            ----        ----         ----         ----        ----        ----       ----
                                                     (Unaudited)
                                                                 (In thousands, except per share amounts)

CONSOLIDATED STATEMENT OF OPERATIONS:
Revenues:
  Research and development contracts ....   $    971    $  2,373    $  5,824    $  3,652    $  1,576    $  4,469    $  5,235
  Manufacturing contracts ...............        770         559       6,159       1,411         461          --          --
  License fees and royalties ............          2         500         544           7          30          --          --
  Product sales .........................         --          --          --          16          35          56          77
  Interest ..............................        261          93         649         580         549         472          80
  Other .................................         --           4          53         141           3           5           6
                                            --------    --------    --------    --------    --------    --------    --------
    Total revenues ......................      2,004       3,529      13,229       5,807       2,654       5,002       5,398
                                            --------    --------    --------    --------    --------    --------    --------
Cost and expenses:
  Research and development ..............      3,194       3,823      11,688      17,680      12,898       7,489       5,805
  Cost of manufacturing contracts .......        715         537       5,330       1,389         439        --          --
  Cost of product sales .................         --          --          --           3           6          13          13
  Marketing, general and administrative .      1,254         930       3,604       4,794       3,121       3,292       2,105
  Interest ..............................         61          52         229         200         209         200         207
                                            --------    --------    --------    --------    --------    --------    --------
    Total costs and expenses ............      5,224       5,342      20,851      24,066      16,673      10,994       8,130
                                            --------    --------    --------    --------    --------    --------    --------
Net loss ................................   $ (3,220)   $ (1,813)   $ (7,622)   $(18,259)   $(14,019)   $ (5,992)   $ (2,732)
                                            ========    ========    ========    ========    ========    ========    ========
Net loss per common share(2) ............   $  (0.11)   $  (0.09)   $  (0.37)   $  (0.95)   $  (0.94)   $  (0.55)   $  (0.41)
                                            ========    ========    ========    ========    ========    ========    ========
Weighted average number of
  common shares outstanding(2) ..........     28,120      19,571      20,431      19,212      14,855      10,812       6,743
                                            ========    ========    ========    ========    ========    ========    ========

                                                                               SEPTEMBER 30,
                                          DECEMBER 31,    ----------------------------------------------------
                                            1995(1)       1995         1994        1993        1992       1991
                                          ------------    ----         ----        ----        ----       ----
                                                                       (In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents
 and marketable securities...............   $ 20,002    $ 10,486    $  5,423    $ 25,255    $  6,739    $    496
Working capital (deficiency).............     21,743      11,651       4,927      23,940       5,015      (1,435)
Total assets.............................     41,341      32,192      27,470      45,326      12,235       4,542
Capital lease obligations,
 less current portion....................      1,711       1,713       1,750       1,798         216         764
Accumulated deficit......................    (69,198)    (65,978)    (58,356)    (40,098)    (26,079)    (16,979)
Total stockholders' equity...............     37,829      28,269      22,807      40,675       9,676       1,365

- ----------
(1) In January 1996, the Company changed its fiscal year end from September 30 to December 31, effective with the three month period ended December 31, 1995.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the computation of net loss per common share.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related Notes contained elsewhere in this Form 8-K.

GENERAL

     To date, most of the Company's revenues have been derived from research and development payments and license fees under agreements with collaborative partners. Beginning in the year ended September 30, 1995, a significant portion of the Company's revenues also were derived from contract manufacturing. The Company anticipates that over the next several years its revenues will be derived primarily from such collaborative agreements and from contract manufacturing. The Company has been unprofitable since its inception and expects to incur additional operating losses over the next several years.

     The Company's research agreements with collaborative partners have typically provided for the partial or complete funding of research and development for specified projects and royalties payable to the Company in exchange for licenses to market the resulting products. The Company is presently a party to one major research collaboration with Stryker Corporation
("Stryker") to develop products for orthopedic reconstruction. Under the research portion of the collaboration with Stryker, the Company supplies an OP-1 product to Stryker for clinical trials and other uses and provides clinical support and performs research work pursuant to work plans established periodically by the two companies. The current work plan establishes research objectives and funding through April 1996. The two companies are currently negotiating the next phase of research objectives and funding. Although the Company is seeking and in the future may seek to enter into collaborative arrangements with respect to certain other projects, there can be no assurance that the Company will be able to obtain such agreements on acceptable terms or that the costs required to complete the projects will not exceed the funding available for such projects from the collaborative partners.

     The Company's manufacturing contracts provide for technical collaboration and manufacturing for third parties at the Company's manufacturing facility in Lebanon, New Hampshire. The Company is presently a party to a manufacturing contract with Biogen, Inc. ("Biogen") to produce several of Biogen's protein-based therapeutic candidates through December 1997 for use in Biogen's clinical trials. The Company agreed to provide Biogen with all available cell culture and bacterial fermentation capacity within the manufacturing facility, and Biogen agreed to pay the Company's costs associated with such capacity, for approximately six months in each of the three years beginning in January 1995. Although the Company is seeking additional manufacturing contracts for available cell culture and bacterial fermentation capacity, there can be no assurance that the Company will be able to obtain such contracts on acceptable terms.

     Revenue is earned and recognized based upon work performed, upon the sale or licensing of product rights, upon shipment of product for use in preclinical and clinical testing or upon attainment of benchmarks specified in collaborative agreements. The Company's results of operations vary significantly from year to year and quarter to quarter and depend on, among other factors, the timing of contract manufacturing activities and the timing of payments made by collaborative partners. The timing of the Company's contract revenues may not match the timing of the Company's associated product development expenses. As a result, research and development expenses may exceed contract revenues in any particular period. Furthermore, aggregate research and development contract revenues for any product may not offset all of the Company's development expenses for such product.

     In January 1996, the Board of Directors voted to change the Company's fiscal year end from September 30 to December 31, effective the three months ended December 31, 1995.

RESULTS OF OPERATIONS

     THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994. The Company's total revenues for the three month periods ended December 31, 1995 and 1994 were $2,004,000 and $3,529,000, respectively. Research and development contract revenues decreased 59% to $971,000 for the three month period ended December 31, 1995 from $2,373,000 for the three month period ended December 31, 1994. This decrease is primarily due to fluctuations in research activities for Stryker, as well as decreased funding for other research initiatives of the Company. Manufacturing contract revenues reflect manufacturing principally for Biogen conducted at the Company's manufacturing facility in Lebanon, New Hampshire. License fees and royalties include revenue from licensing patent rights and know-how associated with certain protein technology which is not central to the Company's business. Interest revenue increased 181% to $261,000 for the three month period ended December 31, 1995 from $93,000 for the three month period ended December 31, 1994. The increase is due to an increase in average funds available for investment resulting from a self-managed public offering in October 1995 of 3,000,000 shares of common stock at a price of $4.25 per share.

     The Company's total costs and expenses for the three month periods ended December 31, 1995 and 1994 were $5,224,000 and $5,342,000, respectively.
Research and development expenses decreased 16% to $3,194,000 for the three month period ended December 31, 1995 from $3,823,000 for the three month period ended December 31, 1994. In September 1995, the Company commenced a second pilot clinical trial to further evaluate an OP-1 product for dentin regeneration. The costs of such trial began to be incurred in September 1995 and are expected to continue through the nine months ending September 30, 1996. This increase in costs is offset by a decrease in research and development expenses at the Company's manufacturing facility in Lebanon, New Hampshire. From the date of acquisition of the manufacturing facility on March 15, 1993 through December 31, 1994, the facility was primarily used for development activities of the Company; therefore, facility operating costs related to development activities were reported as research and development expenses.

     Cost of manufacturing contracts includes the costs associated with third-party manufacturing conducted at the manufacturing facility in Lebanon, New Hampshire. Cost of manufacturing contracts increased 33% to $715,000 for the three month period ended December 31, 1995 from $537,000 for the three month period ended December 31, 1994. The increase is primarily due to contract manufacturing for Biogen. The Company began production for Biogen in January 1995.

     Marketing, general and administrative expense increased 35% to $1,254,000 for the three month period ended December 31, 1995 from $930,000 for the three month period ended December 31, 1994. The increase is primarily due to executive relocation costs.

     As a result of the foregoing, the Company's net loss increased 78% to $3,220,000 for the three months ended December 31, 1995 from $1,813,000 for the three months ended December 31, 1994.

     YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993. The Company's revenues in the years ended September 30, 1995, 1994 and 1993 were $13,229,000, $5,807,000 and $2,654,000, respectively. Research and development contract revenues increased 132% from $1,576,000 in the year ended September 30, 1993 to $3,652,000 in the year ended September 30, 1994 and increased 59% to $5,824,000 in the year ended September 30, 1995. These increases are primarily due to greater research funding from Stryker. Manufacturing contract revenues reflect manufacturing, principally for Biogen beginning in the year ended September 30, 1995, performed at the Company's manufacturing facility in Lebanon, New Hampshire. Product sales are sales of proteins to the research market. The Company does not anticipate significant product sales, if any, in fiscal 1996. License fees and royalties revenue include revenue from licensing patent rights and know-how associated with certain protein technology which is not central to the Company's business. Interest increased 6% from $549,000 in the year ended September 30, 1993 to $580,000 in the year ended September 30, 1994 and increased 12% to $649,000 in the year ended September 30, 1995. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 was due to the increased cash balances resulting from a private placement of the Company's Common Stock in

September 1993 and interest from a $1,763,286 stockholder note receivable. The increase from the year ended September 30, 1994 to the year ended September 30, 1995 was due to increased cash balances resulting from a private placement of the Company's Series Preferred Stock during the year ended September 30, 1995. Other revenue is primarily non-recurring gains from the sale of certain manufacturing equipment.

     The Company's total costs and expenses, consisting primarily of research and development expenses, increased 44% from $16,673,000 in the year ended September 30, 1993 to $24,066,000 in the year ended September 30, 1994 and decreased 13% to $20,851,000 in the year ended September 30, 1995.

     Research and development expenses increased 37% from $12,898,000 in the year ended September 30, 1993 to $17,680,000 in the year ended September 30, 1994 and decreased 34% to $11,688,000 in the year ended September 30, 1995. Research and development expenses for the year ended September 30, 1993 included $2,267,000 of operating expenses of the manufacturing facility from the date of acquisition of the facility in March 1993. In addition, in mid-1993, the Company received approval from the FDA to initiate human clinical investigation for the OP-1 dentin regeneration product. The expenses related to the initial pilot clinical trial began in the fourth quarter of the year ended September 30, 1993 and were completed in the year ended September 30, 1994. Research and development expenses for the year ended September 30, 1994 included $4,813,000 of operating expenses of the manufacturing facility. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 also was due to increases in staffing and recruiting costs as the Company continued to expand its research, product development, manufacturing and quality control/quality assurance staffs. Increased purchases of laboratory supplies and services, as well as the Company's expenditures on academic collaborations and subcontracted research related to technology and product development, also contributed to the increase in expenses.

     Substantially all of the cost of operating the manufacturing facility from January 1995 through mid-September 1995 is reported as cost of contract manufacturing, contributing to the decrease in research and development expenses from the year ended September 30, 1994 to the year ended September 30, 1995. From the date of acquisition of the manufacturing facility in March 1993 through December 1994, the facility was primarily used for development activities by the Company and therefore the facility operating costs related to such development activities were reported as research and development expenses for such periods. As discussed below, commencing in January 1995, facility operating costs were recorded as cost of manufacturing contracts. The decrease in research and development expenses from the year ended September 30, 1994 to the year ended September 30, 1995 also was due to a 20% staff reduction in the Company's Massachusetts operations implemented in September 1994 and a corresponding reduction in purchases of laboratory supplies and services.

     Cost of manufacturing contracts includes the costs associated with the manufacturing for third parties conducted at the Company's manufacturing facility in Lebanon, New Hampshire. Cost of manufacturing contracts increased significantly in the year ended September 30, 1995, as the Company began production for Biogen in January 1995.

     Marketing, general and administrative expenses increased 54% from $3,121,000 in the year ended September 30, 1993 to $4,794,000 in the year ended September 30, 1994 and decreased 25% to $3,604,000 in the year ended September 30, 1995. The increase from the year ended September 30, 1993 to the year ended September 30, 1994 was primarily due to increases in staffing and recruiting costs as the Company built its administrative and corporate development organization. Increased purchases of supplies and services contributed to the increase in expenses. The increase also was due to costs incurred in marketing the Company's contract manufacturing services and costs incurred to meet the Company's reporting and other obligations as a public company. The decrease from the year ended September 30, 1994 to the year ended September 30, 1995 was due to a 20% staff reduction in the Company's Massachusetts operations implemented in September 1994 and a corresponding reduction in purchases of supplies and services and a reduction in recruiting and relocation expenses.

     Interest expense decreased 4% from $209,000 in the year ended September 30, 1993 to $200,000 in the year ended September 30, 1994 and increased 15% to $229,000 in the year ended September 30, 1995. The decrease from the year ended September 30, 1993 to the year ended September 30, 1994 was due to the repayment of obligations under capital leases. The increase from the year ended September 30, 1994 to the year ended September 30, 1995 was due to an increase in interest rates on capital lease obligations, partially offset by the repayment of obligations under capital leases.

     As a result of the foregoing, the Company incurred a net loss of $7,622,000 in the year ended September 30, 1995 compared to a net loss of $18,259,000 in the year ended September 30, 1994 and a net loss of $14,019,000 in the year ended September 30, 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations primarily through placements of equity securities and revenues received under agreements with collaborative partners. Since inception, sales of equity securities have raised approximately $99,197,000 in gross proceeds, including approximately $12,750,000 in a self-managed public offering completed in October 1995, and the Company has earned approximately $57,308,000 in gross revenues.

     The Company increased its investment in property, plant and equipment to $24,680,000 at December 31, 1995 from $24,633,000 at September 30, 1995 and
$24,187,000 at September 30, 1994. The Company plans to spend approximately $3.2 million in the year ended December 31, 1996 in leasehold improvements and equipment purchases to increase the capacity and flexibility in operating the manufacturing facility and approximately $1.0 million in equipment purchases and leasehold improvements to expand the Company's research, development and manufacturing capabilities. In addition, as part of a manufacturing contract with Biogen, Biogen is financing the construction of leasehold improvements to the Company's manufacturing facility at an estimated total cost of $2.5 million and is installing and financing for the Company certain equipment with an estimated total cost of $1.5 million, as discussed further below.

     The Company's collaborative agreements with Stryker provide for research payments to the Company and royalty payments to the nonseller from sales of any OP-1 products. The Company also has the exclusive right to supply Stryker's worldwide commercial requirements for OP-1 products for use in orthopedic reconstruction. Under the research portion of the collaboration, the Company supplies OP-1 products to Stryker for clinical trials and other uses and provides clinical support and performs research work pursuant to work plans established periodically by the two companies. The current work plan establishes research objectives and funding through April 1996. The two companies are currently negotiating the next phase of research objectives and funding. In January 1996, Stryker completed target patient accrual in its pivotal clinical trial to evaluate the use of an OP-1 bone regeneration product candidate as a bone graft substitute. This pivotal clinical trial focused on regeneration of bone tissue in non-union fractures of the tibia. In October 1995, the FDA approved a supplemental treatment arm of the pivotal trial, allowing Stryker to expand the study to test the Company's OP-1 bone regeneration product candidate for the treatment of all long bone non-union fractures. In addition to the U.S. pivotal trial, Stryker initiated European clinical studies in several countries under physician sponsorship in acute fractures, talocalcaneal fractures and fibula defects. Treatment in these European studies is expected to be completed in 1996. Stryker is expected to initiate further clinical testing of OP-1 bone regeneration products in a number of countries for an increasing array of orthopedic reconstruction indications.

     In September 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the Company's manufacturing facility in Lebanon, New Hampshire several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. The contract covers the period from January 1995 through December 1997. The Company expects to realize up to $18 million in contract manufacturing revenue from Biogen during the three-year period, of which approximately $6.8 million had been recognized through December 1995. To enable the Company to meet its obligations under the manufacturing contract, Biogen is financing and constructing a 7,000 square foot addition to the present facility for cGMP production using bacterial fermentation at an estimated total cost of $2.5 million. The Company agreed to reimburse Biogen for the construction costs and leasehold improvements at the end of the lease term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation. Biogen also agreed to lease equipment to the Company for the operation of such portion of the facility and for cGMP production using bacterial fermentation by the Company at an estimated total cost of $1.5 million, as provided in an equipment lease agreement. The Company has the option to purchase the equipment at the end of the lease term for an amount equal to its then fair market value. The Company anticipates that construction of the building addition and leasehold improvements will be completed by mid-1996.

     The Company anticipates that its existing capital resources should enable it to maintain its current and planned operations through late 1997. The Company expects to incur substantial additional research and development and other costs, including costs related to preclinical studies and clinical trials. The Company's ability to continue funding its planned operations beyond late 1997 is dependent upon its ability to generate sufficient cash flow from collaborative arrangements and manufacturing contracts, and to obtain additional funds through equity or debt financings, or from other sources of financing, as may be required. The Company also is seeking additional collaborative arrangements. It also expects to raise funds through one or more financing transactions, as conditions permit, and is investigating the feasibility of raising capital through the sale/leaseback or debt financing of some of its capital assets. Over the longer term, because of the Company's significant long-term capital requirements, the Company intends to raise funds when conditions are favorable, even if it does not have an immediate need for additional capital at such time. If substantial additional funding is not available, the Company's business will be materially and adversely affected.

CHANGE IN ACCOUNTING PRINCIPLES

     The Company plans to adopt Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of" in 1996. The Company does not expect that SFAS No. 121 will have a significant effect on the Company's consolidated financial statements when adopted in 1996.

     The Company also plans to adopt SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. The Company has not yet determined the effect, if any, SFAS No. 123 will have on the Company's consolidated financial statements when adopted in 1996.

CAUTIONARY FACTORS WITH RESPECT TO FORWARD-LOOKING STATEMENTS

       This Form 8-K contains forward-looking statements which are based on management's current expectations and which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. The Company cautions investors that there can be no assurance that the actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to the following: uncertainty as to timing of and the Company's ability to commercialize its products; the Company's reliance on its lead product candidate and the Company's lack of control over the clinical progress of one of its primary applications for such products, which is controlled by one of the Company's collaborative partners; the Company's reliance on current and prospective collaborative partners to supply funds for research and development and to commercialize its products; intense competition related to the research and development of morphogenic and other proteins for various applications and therapies and the possibility that others may discover or develop, and the Company may not be able to gain rights with respect to, the technology necessary to commercialize its products; the Company's lack of experience in commercial manufacturing and unproven ability to manufacture products on a large scale; the Company's lack of marketing and sales experience and the risk that any products that the Company develops may not be able to be marketed at acceptable prices or receive commercial acceptance in the markets that the Company expects to target; uncertainty as to whether there will exist adequate reimbursement for the Company's products from government, private health insurers and other organizations; and uncertainties as to the extent of future government regulation of the Company's business. As a result, the Company's future development efforts involve a high degree of risk.

                           CREATIVE BIOMOLECULES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                      Page

Independent Auditors' Report.......................................... 10

Consolidated Balance Sheets........................................... 11

Consolidated Statements of Operations................................. 12

Consolidated Statements of Stockholders' Equity....................... 13

Consolidated Statements of Cash Flows................................. 14

Notes to Consolidated Financial Statements............................ 15

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Creative BioMolecules, Inc.


We have audited the accompanying consolidated balance sheets of Creative BioMolecules, Inc. and subsidiary as of December 31, 1995 and September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three month period ended December 31, 1995 and for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts used and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiary at December 31, 1995 and September 30, 1995 and 1994, and the results of their operations and their cash flows for the three month period ended December 31, 1995 and for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 3, 1996

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

CONSOLIDATED BALANCE SHEETS
- ---------------------------

                                                        December 31,            September 30,
                                                                        ------------------------------
ASSETS                                                     1995              1995              1994
- ------                                                 -------------         ----              ----
CURRENT ASSETS:
  Cash and cash equivalents                             $ 11,917,779     $  4,427,229     $  2,657,416
  Marketable securities                                    8,084,269        6,058,894        2,765,156
  Accounts receivable                                      2,818,618        2,562,927        1,463,981
  Inventory                                                  562,290          586,095          699,218
  Prepaid expenses and other                                 149,105          212,955          242,207
                                                        ------------     ------------     ------------
    Total current assets                                  23,532,061       13,848,100        7,827,978
                                                        ------------     ------------     ------------
PROPERTY, PLANT AND EQUIPMENT - net                       14,736,306       15,273,710       17,205,807
                                                        ------------     ------------     ------------
OTHER ASSETS:
  Patents and licensed technology - net                      382,703          496,500          540,434
  Deferred patent application costs - net                  2,431,298        2,315,244        1,625,189
  Deposits and other                                         258,473          258,473          270,794
                                                        ------------     ------------     ------------
    Total other assets                                     3,072,474        3,070,217        2,436,417
                                                        ------------     ------------     ------------
TOTAL                                                   $ 41,340,841     $ 32,192,027     $ 27,470,202
                                                        ============     ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
CURRENT LIABILITIES:
  Lease obligations - current portion                   $     42,567     $     63,519     $    155,744
  Accounts payable                                           738,100          722,954        1,436,908
  Accrued liabilities                                        512,446          488,484          428,506
  Accrued compensation                                       495,633          922,111          732,284
  Deferred contract revenue                                                                    147,920
                                                        ------------     ------------     ------------
    Total current liabilities                              1,788,746        2,197,068        2,901,362
                                                        ------------     ------------     ------------
LEASE OBLIGATIONS                                          1,710,910        1,713,169        1,749,719
                                                        ------------     ------------     ------------
DEFERRED COMPENSATION - Officers                              12,500           12,500           12,500
                                                        ------------     ------------     ------------
COMMITMENTS (Notes 4, 5 and 9)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,
    10,000,000 shares authorized, none issued
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 28,894,996 shares, 25,832,654 shares
    and 19,534,818 shares issued and outstanding             288,950          258,327          195,348
  Common stock payable                                     1,736,586        1,736,586        1,736,586
  Additional paid-in capital                             105,001,625       92,252,751       81,038,434
  Accumulated deficit                                    (69,198,476)     (65,978,374)     (58,356,307)
  Less stockholders' notes receivable                                                       (1,807,440)
                                                        ------------     ------------     ------------
     Total stockholders' equity                           37,828,685       28,269,290       22,806,621
                                                        ------------     ------------     ------------
TOTAL                                                   $ 41,340,841     $ 32,192,027     $ 27,470,202
                                                        ============     ============     ============





See notes to consolidated financial statements

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
- -------------------------------------


                                           Three Months
                                             Ended                   Year Ended September 30,
                                           December 31,   ---------------------------------------------
                                              1995            1995            1994             1993
                                           ------------       ----            ----             ----
REVENUES:
  Research and development contracts      $    970,806    $  5,824,344    $  3,651,949    $  1,576,174
  Manufacturing contracts                      770,133       6,158,574       1,411,262         460,515
  License fees and royalties                     2,157         544,000           7,500          30,000
  Product sales                                                                 15,600          34,537
  Interest                                     260,953         648,602         580,160         549,007
  Other                                            349          53,470         140,757           3,472
                                          ------------    ------------    ------------    ------------
    Total revenues                           2,004,398      13,228,990       5,807,228       2,653,705
                                          ------------    ------------    ------------    ------------

COSTS AND EXPENSES:
  Research and development                   3,193,979      11,687,847      17,679,692      12,898,203
  Cost of manufacturing contracts              715,171       5,329,779       1,388,577         438,910
  Cost of product sales                                                          3,494           5,874
  Marketing, general and administrative      1,254,566       3,603,954       4,793,508       3,120,957
  Interest                                      60,784         229,477         200,563         208,573
                                          ------------    ------------    ------------    ------------
    Total costs and expenses                 5,224,500      20,851,057      24,065,834      16,672,517
                                          ------------    ------------    ------------    ------------
NET LOSS                                  $ (3,220,102)   $ (7,622,067)   $(18,258,606)   $(14,018,812)
                                          ============    ============    ============    ============
NET LOSS PER COMMON SHARE                 $      (0.11)   $      (0.37)   $      (0.95)   $      (0.94)
                                          ============    ============    ============    ============

WEIGHTED AVERAGE NUMBER
  OF COMMON AND
  COMMON EQUIVALENT
  SHARES OUTSTANDING                        28,120,190      20,430,900      19,212,477      14,855,368
                                          ============    ============    ============    ============




See notes to consolidated financial statements.

CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY
- ------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- -----------------------------------------------


                                                                                 Dividends
                                                               Convertible       Payable on
                                                             Preferred Stock    Convertible         Common Stock      Common
                                                            ------------------   Preferred       ------------------    Stock
                                                            Shares      Amount     Stock         Shares      Amount   Payable
                                                            ------      ------  -----------      ------      ------   -------
BALANCE, SEPTEMBER 30, 1992                                9,426,738   $ 94,267  $ 2,728,930   1,792,279  $  17,923

Dividends paid                                                                    (2,728,930)    545,786      5,458
Conversion of preferred stock                             (9,426,738)   (94,267)               9,426,738     94,267
Issuance of common stock in connection with underwritten
  public offering (net of costs of $2,572,058)                                                 3,450,000     34,500
Forgiveness of notes receivable
Issuance of common stock and common stock payable in
  connection with asset purchase                                                                 394,890      3,949  $ 5,785,131
Issuance of common stock in connection with private
  placement (net of costs of $1,239,867)                                                       2,900,000     29,000
Issuance of common stock                                                                          66,273        663
Net loss
                                                           ---------   --------  -----------  ----------  ---------  -----------
BALANCE, SEPTEMBER 30, 1993                                        0          0            0  18,575,966    185,760    5,785,131

Repayment of notes receivable
Forgiveness of notes receivable
Issuance of common stock in connection with asset purchase                                       394,890      3,949   (4,048,545)
Issuance of common stock for note receivable                                                     467,715      4,677
Issuance of common stock                                                                          96,247        962
Net loss
                                                           ---------   --------  -----------  ----------  ---------  -----------
BALANCE, SEPTEMBER 30, 1994                                        0          0            0  19,534,818    195,348    1,736,586

Forgiveness of notes receivable
Issuance of common stock for note receivable                                                      66,271        663
Repayment of notes receivable
Issuance of Series 1994/A Preferred Stock in connection
  with private placement (net of costs $269,064)           1,130,000     11,300
Issuance of common stock in connection with asset purchase                                       394,890      3,949
Conversion of Series 1994/A Preferred Stock into
  common stock                                            (1,130,000)   (11,300)               5,650,000     56,500
Issuance of common stock                                                                         186,675      1,867
Net loss
                                                           ---------   --------  -----------  ----------  ---------  -----------
BALANCE, SEPTEMBER 30, 1995                                        0          0            0  25,832,654    258,327    1,736,586

Issuance of common stock in connection with self-managed
  public offering of common stock (net of costs
  of $108,026)                                                                                 3,000,000     30,000
Issuance of common stock                                                                          62,342        623
Net loss
                                                           ---------   --------  -----------  ----------  ---------  -----------
BALANCE, DECEMBER 31, 1995                                 $       0   $      0            0  28,894,996    288,950  $ 1,736,586
                                                           =========   ========  ===========  ==========  =========  ===========







                                                            Additional                    Stockholders'
                                                              Paid-In      Accumulated       Notes
                                                              Capital       Deficit        Receivable
                                                              -------       -------       -------------

BALANCE, SEPTEMBER 30, 1992                                $ 33,070,134   $(26,078,889)   $ (156,646)

Dividends paid                                                2,723,472
Conversion of preferred stock
Issuance of common stock in connection with underwritten
  public offering (net of costs of $2,572,058)               21,543,442
Forgiveness of notes receivable                                                               44,155
Issuance of common stock and common stock payable in
  connection with asset purchase                              2,710,920
Issuance of common stock in connection with private
  placement (net of costs of $1,239,867)                     14,681,133
Issuance of common stock                                        184,955
Net loss                                                                   (14,018,812)
                                                           ------------   ------------    ----------
BALANCE, SEPTEMBER 30, 1993                                  74,914,056    (40,097,701)     (112,491)

Repayment of notes receivable                                                                 24,183
Forgiveness of notes receivable                                                               44,154
Issuance of common stock in connection with asset purchase    4,044,596
Issuance of common stock for note receivable                  1,763,286                   (1,763,286)
Issuance of common stock                                        316,496
Net loss                                                                   (18,258,606)
                                                           ------------   ------------    ----------
BALANCE, SEPTEMBER 30, 1994                                  81,038,434    (58,356,307)   (1,807,440)

Forgiveness of notes receivable                                                               44,154
Issuance of common stock for note receivable                     69,358                      (70,021)
Repayment of notes receivable                                                              1,833,307
Issuance of Series 1994/A Preferred Stock in connection
  with private placement (net of costs $269,064)             10,949,011
Issuance of common stock in connection with asset purchase       (3,949)
Conversion of Series 1994/A Preferred Stock into
  common stock                                                  (45,200)
Issuance of common stock                                        245,097
Net loss                                                                    (7,622,067)
                                                           ------------   ------------    ----------
BALANCE, SEPTEMBER 30, 1995                                  92,252,751    (65,978,374)            0

Issuance of common stock in connection with self-managed
  public offering of common stock (net of costs
  of $108,026)                                               12,611,974
Issuance of common stock                                        136,900
Net loss                                                                    (3,220,102)
                                                           ------------   ------------   -----------
BALANCE, DECEMBER 31, 1995                                 $105,001,625   $(69,198,476)  $         0
                                                           ============   ============   ===========














See notes to consolidated financial statements

CREATIVE BIOMOLECULES, INC. AND SUBSIDIARY
- ------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------



                                                        Three Months
                                                           Ended                 Year Ended September 30,
                                                         December      -----------------------------------------
                                                         31, 1995         1995           1994             1993
                                                      --------------      ----           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                              $ (3,220,102)   $( 7,622,067)   $(18,258,606)   $(14,018,812)
                                                      ------------    ------------    ------------    ------------
Adjustments to reconcile net loss to net cash used:
  Depreciation and amortization                            758,544       2,471,184       2,347,602       1,521,886
  Compensation expense                                      29,750         107,002          78,967          69,654
  Deferred patent and application costs                                     92,426         137,474         183,086
  Bad debt expense                                                                         232,671
  Increase (decrease) in cash from:
    Accounts receivable                                   (255,691)     (1,101,169)     (1,020,377)       (494,970)
    Inventory and prepaid expenses                          87,655         142,375        (146,662)        (61,022)
    Accounts payable and accrued liabilities              (417,120)       (477,274)         66,282         565,409
    Deferred contract revenue                                             (147,920)        147,920
                                                      ------------    ------------    ------------    ------------
      Total adjustments                                    203,138       1,086,624       1,843,877       1,784,043
                                                      ------------    ------------    ------------    ------------
    Net cash used for operating activities              (3,016,964)     (6,535,443)    (16,414,729)    (12,234,769)
                                                      ------------    ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities                       (4,735,565)    (12,701,607)    (16,740,819)    (16,380,725)
Sale of marketable securities                            2,710,190       9,407,869      22,208,504      14,151,306
Expenditures for property, plant and equipment             (47,495)       (445,082)     (2,949,005)     (5,022,755)
Expenditures for patents                                  (175,902)       (832,552)       (644,879)       (541,300)
Decrease (increase) in deposits and other                                  (27,679)         12,233        (251,127)
                                                      ------------    ------------    ------------    ------------
  Net cash provided by (used for) investing
    activities                                          (2,248,772)     (4,599,051)      1,886,034      (8,044,601)
                                                      ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of equity:
  Public placement of common stock                      12,750,000                                      24,150,000
  Private placement of common stock                                                                     15,950,000
  Series 1994/A Preferred Stock                                         11,229,375
  Common stock - other                                     137,523         239,465         322,135         160,118
Costs of raising equity                                   (108,026)       (269,064)                     (3,479,611)
Decrease in stockholders' notes receivable                               1,833,307          24,183
Repayments of obligations under capital leases             (23,211)       (128,776)       (182,472)       (214,556)
                                                      ------------    ------------    ------------    ------------
  Net cash provided by financing activities             12,756,286      12,904,307         163,846      36,565,951
                                                      ------------    ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH
AND CASH EQUIVALENTS                                     7,490,550       1,769,813     (14,364,849)     16,286,581

CASH AND CASH EQUIVALENTS,
BEGINNING OF YEAR                                        4,427,229       2,657,416      17,022,265         735,684
                                                      ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS,
END OF YEAR                                           $ 11,917,779    $  4,427,229    $  2,657,416    $ 17,022,265
                                                      ============    ============    ============    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                              $     60,784    $    229,477    $    200,563    $    208,573
                                                      ============    ============    ============    ============

See notes to consolidated financial statements.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS - Creative BioMolecules, Inc. (the "Company") is developing products for the regeneration and restoration of human tissues and organs. The Company's products in development are based on OP-1, a morphogenic protein identified and characterized by the Company. OP-1 has been shown to induce formation of several tissues including bone, cartilage, kidney, brain and tooth.

     CHANGE IN YEAR END - In January 1996, the Board of Directors voted to change the Company's fiscal year end from September 30 to December 31, effective with the three months ended December 31, 1995.

     USE OF ESTIMATES - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

     RECLASSIFICATIONS - Certain reclassifications have been made to amounts at September 30, 1994 and 1995 to conform to the presentation at December 31, 1995.

     CONSOLIDATION - The accompanying consolidated financial statements include the Company and its wholly owned subsidiary, California Medicinal Chemistry Corporation (the "Subsidiary"). Intercompany balances are eliminated in consolidation. The Subsidiary has been inactive since 1985.

     REVENUE RECOGNITION - The Company's research agreements with collaborative partners have typically provided for the partial or complete funding of research and development for specified projects and royalties payable to the Company in exchange for licenses to market resulting products. These research agreements are generally cancelable on short-term notice by the collaborative partner. In certain of these agreements, the Company retains the right to manufacture and supply the active ingredient. Revenue is earned and recognized based upon work performed, upon the sale or licensing of product rights, upon shipment of product for use in preclinical and clinical testing or upon attainment of benchmarks specified in the related agreements.

     The Company's manufacturing contracts provide for technical collaboration and manufacturing for third parties. Revenue is earned and recognized based upon work performed.


     During the three months ended December 31, 1995 and the years ended
     September 30, 1995, 1994 and 1993, major customers of the Company were as follows:


                         Three Months
                            Ended                    Year Ended September 30,
                           December            ---------------------------------------
Customer                   31, 1995            1995             1994              1993
- --------              -----------------        ----             ----              ----
Customer A                    48%               35%              49%               36%
Customer B                                       2%              11%               18%
Customer C                                                       11%                2%
Customer D                    37%               46%               2%

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (CONTINUED)

     RESEARCH AND DEVELOPMENT - Research and development costs are charged to operations as incurred. Certain research and development projects are partially funded with research and development contracts, and the expenses related to these activities are included in research and development costs.

     CASH EQUIVALENTS AND MARKETABLE SECURITIES - Cash equivalents consist of short-term, highly liquid investments purchased with remaining maturities of three months or less. All other liquid investments are classified as marketable securities. Marketable securities are stated at market value which approximates amortized cost plus accrued interest.

     Effective October 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that securities be classified as "available-for-sale", "held to maturity" or "trading". As of December 31, 1995 and September 30, 1995, the Company classified its marketable securities as available-for-sale and had approximately $5,251,000 and $4,980,000 in United States government and agency instruments, respectively, and $2,833,000 and $1,079,000 in corporate bonds and notes, respectively, all with maturities of less than one year.

     The adoption of SFAS No. 115, which has not been applied retroactively to the prior year financial statements, had no material effect on the Company's accumulated deficit or stockholders' equity because fair value approximated the investments' amortized cost. For the three months ended December 31, 1995 and the year ended September 30, 1995, gross realized gains and losses were not material. In computing realized gains and losses, the Company computes the cost of its investments on a specific identification basis. Such cost includes the direct costs to acquire the securities, adjusted for the amortization of any discount or premium. At December 31, 1995 and September 30, 1995, gross unrealized gains and losses were not material.

     INVENTORy - Inventory consists principally of raw materials and laboratory supplies. Inventories are stated at the lower of cost (average cost method) or market.

     PROPERTY, PLANT AND EQUIPMENT - Purchased property, plant and equipment is recorded at cost. Leased property, plant and equipment is recorded at the lesser of cost or the present value of the minimum lease payments. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets (three to fifteen years) or the remaining terms of the leases, whichever is shorter.

     PATENTS AND LICENSED TECHNOLOGY - The Company has filed applications for United States and foreign patents covering aspects of its technology. Costs related to pending patent applications have been deferred. Costs related to successful patent applications and costs related to pending applications from which the Company is currently deriving economic benefit, are amortized over the estimated useful life of the patent, generally 16 to 20 years, using the straight-line method. Costs related to licensed technology also have been deferred and are amortized over the estimated useful life of the underlying technology, generally 10 to 17 years, using the straight-line method. Accumulated amortization was approximately $225,000, $429,000 and $346,000 at December 31, 1995 and September 30, 1995 and 1994,
     respectively.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (CONTINUED)

     Accumulated costs related to issued patents, pending patent applications and licensed technology are evaluated periodically and, if considered to have limited future value, are charged to expense.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company adopted SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The provisions of SFAS No. 107 require disclosure of the fair value of financial instruments and the significant methods and assumptions used to estimate the fair value.

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value.

     The estimated fair value of cash, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The fair value of marketable securities is based on current market values. Lease obligations generally bear interest at a floating annual rate, subject to market conditions. Accordingly, fair value approximates market value.

     NET LOSS PER COMMON SHARE - Net loss per common share is computed based on the weighted average number of shares of common stock outstanding during each year. Pursuant to the policy of the staff of the Securities and Exchange Commission ("SEC"), the Company's preferred stock, which converted in the year ended September 30, 1993 into common stock at the consummation of the underwritten public offering (Note 7), is treated as if these shares were converted to common stock on their respective original dates of issuance. Pursuant to the requirements of the SEC, common stock issued, stock options granted and dividends issued as common stock within one year prior to the registered offering of Senior B Stock (using the treasury stock method and the estimated fair value of the Company's common shares registered in the offering of Senior B Stock) have been included in the calculation of common and common equivalent shares as if these shares were outstanding for all periods presented. Except for the foregoing, common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive.

     OTHER - The Company plans to adopt SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to Be Disposed Of" in 1996. The Company does not expect that SFAS No. 121 will have a significant effect on the Company's consolidated financial statements when adopted in 1996.

     The Company plans to adopt SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. The Company does not expect that SFAS No. 123 will have a significant effect on the Company's consolidated financial statements when adopted in 1996.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

2.   ACQUISITION OF ASSETS

     On March 15, 1993, the Company acquired certain assets of Verax consisting principally of a leased manufacturing facility and equipment. The total purchase price of approximately $13,700,000 consisted of approximately $3,100,000 in cash, assumption of certain liabilities of Verax totaling approximately $2,000,000, acquisition costs of approximately $160,000 and an equity consideration valued at $8,500,000. The equity consideration consisted of 1,184,670 shares of the Company's common stock issued in annual installments from March 1993 through March 1995.

3.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:
                                                                 September 30,
                                       December 31,          ---------------------
                                           1995              1995             1994
                                       ------------          ----             ----
Land                                   $    352,000    $    352,000    $    352,000
Building                                  1,500,000       1,500,000       1,500,000
Laboratory equipment and furniture        8,358,045       8,343,238       8,086,628
Leasehold improvements                   12,335,738      12,332,185      12,232,738
Office furniture and equipment            1,970,138       1,936,876       1,859,524
Construction in progress                    164,270         168,397         156,465
                                       ------------    ------------    ------------
Total                                    24,680,191      24,632,696      24,187,355
Less accumulated depreciation and
  amortization                           (9,943,885)     (9,358,986)     (6,981,548)
                                       ------------    ------------    ------------
Total                                  $ 14,736,306    $ 15,273,710    $ 17,205,807
                                       ============    ============    ============

Amounts included in property, plant and equipment applicable to capital leases were as follows:
                                                            September 30,
                                       December 31,      -------------------
                                         1995            1995           1994
                                       ------------      ----           ----
Land                                 $   352,000    $   352,000    $   352,000
Building                               1,500,000      1,500,000      1,500,000
Laboratory equipment and furniture        47,000        598,313        598,313
Office furniture and equipment                          233,889        233,889
                                     -----------    -----------    -----------
Total                                  1,899,000      2,684,202      2,684,202
Less accumulated amortization           (293,463)    (1,018,412)      (857,965)
                                     -----------    -----------    -----------
Total                                $ 1,605,537    $ 1,665,790    $ 1,826,237
                                     ===========    ===========    ===========

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

4.   LEASE OBLIGATIONS

     As part of the acquisition of certain assets of Verax (Note 2), the Company assumed certain liabilities consisting principally of obligations under capital leases totaling $1,852,000. These obligations bear interest at variable rates based on the prime rate ranging from 9.25 % to 10.5 % at December 31, 1995 and are due monthly through the year 2008.

     In addition, the Company has an agreement to lease certain laboratory equipment for a period of five years, with an effective interest rate of 15%.

     The Company has noncancelable operating lease agreements for office and laboratory space and certain laboratory equipment. Rent expense for all operating leases was approximately $150,000, $597,000, $478,000 and $413,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.


     Future minimum lease obligations at December 31, 1995 were as follows:

Year Ending December 31                          Capital    Operating
- -----------------------                          -------    ---------
1996                                          $  264,971   $  516,179
1997                                             264,971      511,888
1998                                             254,877      236,143
1999                                             251,513
2000 and thereafter                            2,877,904
                                              ----------   ----------
Total minimum lease payments                   3,914,236   $1,264,210
                                                           ==========
Less amount representing interest              2,160,759
                                              ----------

Present value of net minimum lease payments    1,753,477
Less current portion                              42,567
                                              ----------
Long-term obligations under capital leases    $1,710,910
                                              ==========

     Under a security requirement of a capital lease agreement with a leasing company, the Company purchased and pledged as collateral a letter of credit totaling $187,500, which expired on December 1, 1995.

5.   COMMITMENTS

     On September 28, 1994, the Company signed a three-year manufacturing contract with Biogen to produce in the Company's manufacturing facility several of Biogen's protein-based therapeutic candidates for use in Biogen's clinical trials. To enable the Company to meet its obligations under the manufacturing contract, Biogen is (i) constructing a building addition and leasehold improvements to the Company's manufacturing facility and (ii) financing the costs of the construction work at an estimated total cost of $2,500,000. The Company agreed to reimburse Biogen for the costs of the addition and improvements at the end of the lease term at an amount equal to Biogen's construction costs less $300,000 and less all accumulated depreciation.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

5.   COMMITMENTS (CONTINUED)

     Biogen also is installing and financing certain equipment with an estimated total cost of $1,500,000, as provided in an equipment lease agreement. Under the terms of the equipment lease agreement, the Company agrees to pay Biogen $25,000 per month, commencing when the equipment is placed in service and ending December 31, 1997. The Company has the option to purchase the equipment at the end of the lease term for an amount equal to its then fair market value. At December 31, 1995, construction of the building and leasehold improvements and installation of the equipment are not complete.

     As security for its obligations under the manufacturing contract and the equipment lease agreement, the Company granted to Biogen a security interest in the manufacturing facility and certain of its equipment and furniture at the manufacturing facility and any applicable inventory or other assets related to the operation of the manufacturing facility with a total net book value at December 31, 1995 of $12,568,000.

6.   STOCK PLANS

     STOCK OPTION PLANS - In May 1987, the Company established the 1987 Stock Plan ("1987 Plan") and terminated the 1983 Incentive Stock Option Plan ("1983 Plan") such that no further grants of options could be made thereunder. The 1987 Plan was subsequently amended to increase the number of shares of common stock authorized for issuance thereunder. A total of 5,150,000 shares of common stock have been reserved for issuance under the 1987 Plan upon the exercise of options or in connection with awards or direct purchases of stock.

     The 1987 Plan permits the granting of incentive and nonqualified stock options to consultants, employees or officers of the Company and its subsidiaries at prices determined by the Board of Directors. All options granted in the three month period ended December 31, 1995 and the three year period ended September 30, 1995 were granted at fair market value. Awards of stock may be made to consultants, employees or officers of the Company and its subsidiaries, and direct purchases of stock may be made by such individuals also at prices determined by the Board of Directors. Options become exercisable as determined by the Board of Directors and expire up to ten years from the date of grant.

     Activity under the plans is summarized as follows:


                                                 Three Months
                                                    Ended              Years Ended September 30,
                                                 December 31,      ---------------------------------------
                                                     1995             1995           1994           1993
                                                 ------------         ----           ----           ----

Outstanding, beginning of period                    3,747,763      1,357,879      1,180,739        989,864
Granted ($2.03 - $10.00)                               13,000      2,816,441        281,400        248,750
Exercised ($0.35 - $2.81)                              (9,477)      (106,471)       (18,740)       (34,302)
Canceled ($0.50 - $10.00)                             (37,229)      (320,086)       (85,520)       (23,573)
                                                    ---------      ---------      ---------      ---------
Outstanding, end of period ($0.35 - $10.00)         3,714,057      3,747,763      1,357,879      1,180,739
                                                    =========      =========      =========      =========

     At December 31, 1995, 1,017,290 shares were available for grant under the 1987 Plan and options for 1,409,983 and 24,960 shares under the 1987 Plan and the 1983 Plan, respectively, were exercisable.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

6.   STOCK PLANS (CONTINUED)

     EMPLOYEE STOCK PURCHASE PLAN - In November 1993, the Company adopted an Employee Stock Purchase Plan which permits eligible employees to purchase common stock of the Company up to an aggregate of 250,000 shares. This Plan was subsequently amended to increase to 500,000 the number of shares of common stock authorized for issuance thereunder. During the three months ended December 31, 1995, 55,515 shares were issued under this Plan at a price of $2.34 per share; during the year ended September 30, 1995, 143,475 shares were issued under this Plan at a price of $1.4875 per share; during the year ended September 30, 1994, 77,507 shares were issued under this Plan at prices of $7.4375 and $2.75 per share; and during the year ended September 30, 1993, 16,182 shares were issued under this Plan at a price of $6.80 per share.

     DIRECTOR PLAN - In November 1993, the Company adopted the 1992 Non-Employee Director Non-Qualified Stock Option Plan which provides for the granting of options to purchase up to an aggregate of 100,000 shares of common stock to non-employee directors. During the three months ended December 31, 1995 no options were granted; during the year ended September 30, 1995, options to purchase 20,000 shares were granted at exercise prices of $2.625 to $2.875 per share; during the year ended September 30, 1994 no options were granted; and during the year ended September 30, 1993, options to purchase 80,000 shares were granted at exercise prices of $8.00 to $8.50 per share.

     During the year ended September 30, 1994, options to purchase 30,000 shares were canceled at exercise prices of $8.50 per share. At December 31, 1995, options to purchase 35,000 shares were exercisable.

     In March 1996, the Company's stockholders approved an increase in the number of shares of common stock authorized for issuance under the 1992 Non-Employee Director Non-Qualified Stock Option Plan from 100,000 shares to 300,000 shares.

7.   STOCKHOLDERS' EQUITY

     On December 24, 1992, the Company sold to the public 3,000,000 shares of common stock at a price of $7.00 per share. Net proceeds to the Company, after deducting underwriting commissions and other expenses of the offering, were approximately $18,678,000. All classes of previously authorized and issued preferred stock were automatically converted into common stock upon the closing of the underwritten public offering. The Company granted the underwriters of the offering a 30-day option to purchase up to an additional 450,000 shares of common stock to cover overallotments. In January 1993, the underwriters exercised the overallotment option and purchased an additional 450,000 shares of common stock, with net proceeds to the Company of approximately $2,900,000.

     On September 30, 1993, the Company sold, in a private placement offering, 2,900,000 shares of common stock at a price of $5.50 per share. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $14,710,000. The shares sold in this offering were subsequently registered for resale to the public by the private placement purchasers.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

7.   STOCKHOLDERS' EQUITY (CONTINUED)

     In December 1994, the Board of Directors designated a series of preferred stock of the Company consisting of 1,500,000 shares of the authorized and unissued preferred stock, as Series 1994/A Convertible Preferred Stock (the "Series Preferred Stock"). Each share of the Series Preferred Stock is convertible, at the option of the holder, into five shares of common stock. Each share of the Series Preferred Stock will automatically convert into five shares of common stock after twenty consecutive trading days on which the closing price of the Company's common stock exceeds $3.975 per share.

     In December 1994 and January 1995, the Company sold in a private placement, 1,130,000 units (the "Units"), consisting of one share of Series Preferred Stock and one warrant to purchase one share of the Company's common stock. Each warrant is exercisable for a period of five years from the date of issuance at an exercise price of $2.385. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $11,000,000.

     In March 1995, the Company's stockholders approved an increase in the number of authorized shares of common stock from 28,000,000 shares to 50,000,000 shares and an increase in the number of authorized shares of preferred stock from 5,000,000 shares to 10,000,000 shares.

     In June 1995, holders of 30,000 shares of Series Preferred Stock elected to convert their Series Preferred Stock into 150,000 shares of common stock. In August 1995, holders of 40,251 shares of Series Preferred Stock elected to convert their Series Preferred Stock into 201,255 shares of common stock. On August 31, 1995, after twenty consecutive trading days on which the closing price of the Company's common stock exceeded $3.975 per share, the remaining 1,059,749 shares of Series Preferred Stock automatically converted into 5,298,745 shares of common stock.

     In October 1995, the Company sold in a self-managed public offering 3,000,000 shares of common stock at a price of $4.25 per share. Net proceeds to the Company, after deducting fees and other expenses of the offering, were approximately $12,650,000.

     COMMON STOCK WARRANTS - The Company issued in 1987 a warrant to purchase 17,600 shares of common stock at $5.00 per share to an equipment lessor. The warrant is fully exercisable and expires in December 1997.

     STOCKHOLDERS' NOTES RECEIVABLE - In connection with a research and development contract, the Company in 1986 sold to a partnership, for a purchase price of $25,100, warrants for the purchase of 467,715 shares of common stock at an initial exercise price of $5.00 per share (subsequently adjusted to $3.78 per share). The warrants were exercised on December 22, 1993 by payment of $4,677 in cash and delivery of a secured full recourse promissory note for $1,763,286 bearing interest at prime plus 1%. The note was repaid in full in February 1995.

CREATIVE BIOMOLECULES, INC.
AND SUBSIDIARY
- ---------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

8.   INCOME TAXES

     No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of December 31, 1995, the Company had available net operating loss carryforwards of approximately $62,200,000 for income tax purposes. In addition, the Company had approximately $1,300,000 of unused investment and research and development tax credits. These net operating loss and tax credit carryforwards will expire at various dates between 1997 and 2010.

     Because of the change in ownership, as defined in the Internal Revenue Code, which occurred in July 1989, the net operating loss and tax credit carryforwards are subject to annual limitations regarding their utilization.

     The components of deferred income taxes at December 31, 1995 and September 30, 1995 and 1994 were primarily deferred tax assets of approximately $21,100,000, $20,100,000 and $17,700,000, respectively, of net operating loss carryforwards and approximately $1,300,000 of investment and research and development tax credits at each of such dates. The Company has not yet achieved profitable operations. Accordingly, management believes that the tax benefits as of December 31, 1995 do not satisfy the realization criteria set forth in SFAS No. 109 and has recorded a valuation allowance for the entire net asset.

9.   ROYALTY AGREEMENTS

     The Company has entered into various license agreements which require the Company to pay royalties based upon a set percentage of certain product sales and license fee revenue subject, in some cases, to certain minimum amounts. Total royalty expense approximated $5,000, $21,000, $22,000 and $54,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.

10.  RETIREMENT SAVINGS PLAN

     The Company has a 401(k) retirement savings plan covering substantially all of the Company's employees. Matching Company contributions are at the discretion of the Board of Directors. Effective January 1, 1993, the Board of Directors authorized matching contributions up to 3% of participants' salaries amounting to approximately $53,000, $180,000, $175,000 and $124,000 for the three months ended December 31, 1995 and the years ended September 30, 1995, 1994 and 1993, respectively.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Creative BioMolecules, Inc.
                                        ---------------------------
                                        (Registrant)



Date: May 14, 1996                      /s/ Wayne E. Mayhew III
                                        -----------------------
                                        Wayne E. Mayhew III
                                        Vice President, Chief Financial
                                        Officer, Treasurer and Secretary